Filed Pursuant to Rule 433

Registration No. 333-183569-02

«PRICING DETAILS« $1.418BLN NAROT 2013-B   (PRIME AUTO LOAN)

Joint-Leads:	J.P. Morgan (struc), Citi, Soc Gen
Co-Managers:	BTMU, HSBC, Mizuho, Scotia

CL	$AMT(mm)	WAL	M/F	L.FIN	BENCH	PXG	%	COUP	$
A1	346.00	0.30	P-1/F1+	08/15/14	YLD	0.21%	0.21%	0.21000	100.00000
A2	465.00	1.10	Aaa/AAA	04/15/16	EDSF+	16	0.521	0.520	99.99953
A3	465.00	2.32	Aaa/AAA	11/15/17	IS+	25	0.851	0.840	99.97825
A4	142.17	3.57	Aaa/AAA	10/15/19	IS+	30	1.320	1.310	99.97779

TICKER:	NAROT 2013-B	REGISTRATION:	SEC Registered
EXPECTED PXG:	PRICED	EXPECTED RATINGS:	Moody’s/Fitch
EXPECTED SETTLE:	07/30/2013	PXG SPEED:	1.3% ABS to 5% Call
FIRST PAY:	08/15/13	ERISA ELIGIBLE:	Yes
BILL & DELIVER:	J.P. Morgan	MIN DENOMS:	$25K x $1K
CUSIPS:	A1—65477LAA8
A2—65477LAB6
A3—65477LAC4
A4—65477LAD2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.